February 23, 2016

Wilshire Associates Incorporated
1299 Ocean Avenue, Suite 700
 Santa Monica, CA 90401

Re:	Investment Advisory Agreement between Wilshire Associates Incorporated (the “Advisor”) and Wilshire Mutual Funds, Inc. (the “Company”) dated April 1, 2002 (the “Agreement”)

Ladies and Gentlemen:

Pursuant to Section 1(B) of the Agreement, we are hereby providing notification of a new series of the Company called “Wilshire Income Opportunities Fund” (the “New Fund”). The New Fund shall pay the Advisor a fee based on the average net assets of the New Fund at an annual rate of .60% in accordance with the terms of the Fee Schedule to the Agreement. The Agreement shall become effective with respect to the New Fund as of the date hereof and its initial term shall end on November 30, 2017.

By signing below, you agree to render the investment advisory services to the New Fund under the terms of the Agreement and this letter.

WILSHIRE MUTUAL FUNDS, INC.

By:
		Name:	Jason Schwarz
		Its:	President

Accepted this 23rd day of February, 2016

WILSHIRE ASSOCIATES INCORPORATED

By:
Name:	Jason Schwarz
Its:	President, Wilshire Funds Management